Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Qualification Offering Circular of CaliberCos Inc. on Form 1-A POS Amendment # 1 [File No. 024-11016] of our report dated June 18, 2020, with respect to our audits of the consolidated financial statements of CaliberCos Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Post Qualification Offering Circular, which is part of this Offering Statement.

/s/ Marcum llp

Marcum LLP

New York, NY

June 18, 2020